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Media Relations Tina Barry, (972) 673-7931
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Dr Pepper Snapple Group Realigns Finished Goods Business
and Announces Other Organizational Changes

Moves Designed To Increase Focus on Key Customers
And Capitalize on Company-Owned Distribution Network

PLANO, TX, Sept. 26, 2008—Further refining its integrated business model, Dr Pepper
Snapple Group (NYSE: DPS) announced a number of organizational changes, which are effective immediately, aimed at increasing its focus on key customers and capitalizing on the company’s distribution network.

“These changes are designed to provide greater clarity around roles and accountabilities, speed decision-making, drive simplification and enhance retail execution,” said Larry Young, president and CEO. “It’s the logical next step in ensuring that our focus and resources are squarely aligned with our customers and channel partners and that we continue to respond nimbly to the evolving demands of the marketplace.”

Rodger Collins will assume responsibilities for the company’s finished goods business in addition to his responsibilities as president of Bottling Group Sales. This will allow DPS to optimize its direct-to-store (DSD) and national warehouse distribution network and to push high-priority initiatives, such as its cold drink strategy.

Jim Johnston will continue to lead the Beverage Concentrates business as well as National Account sales for the full brand portfolio across all retail channels, fountain/foodservice and Canada. Johnston will be charged with driving growth in this important business segment through innovative, brand-led sales programs working with key retailers and Coke-affiliated, Pepsi-affiliated and independent bottlers and distributors.

Jim Trebilcock, currently senior vice president Marketing and a 21-year DPS marketing veteran, will assume responsibility for all of DPS’s marketing efforts. He will now report to Young.

Supporting these talented leaders in aligning sales demand, manufacturing and logistics is Derry Hobson, executive vice president of Supply Chain. He will continue to lead the company’s efforts in building a world-class supply chain, producing both concentrate and finished goods under a broad portfolio of quality brands.

In addition, Pedro Herran, president Mexico and the Caribbean, will take on responsibility for corporate strategy, and Tina Barry, currently vice president Corporate Communications, will move into a newly created role responsible for Corporate Affairs reporting to Young. David Thomas, senior vice president R&D, will also report directly to Young. Randy Gier, executive vice president Marketing and R&D, has decided to pursue career opportunities outside the company.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group, Inc., (NYSE: DPS) is an integrated refreshment beverage business marketing more than 50 beverage brands to consumers throughout North America. In addition to its flagship Dr Pepper and Snapple brands, the company’s portfolio includes 7UP, Mott’s, A&W, Sunkist Soda, Hawaiian Punch, Canada Dry, Schweppes, Squirt, RC Cola, Diet Rite, Peñafiel, Rose’s, Yoo-hoo, Clamato, Mr & Mrs T Mixers and other well-known consumer favorites. Based in Plano, Texas, Dr Pepper Snapple Group employs approximately 20,000 people and operates 24 bottling and manufacturing facilities and more than 200 distribution centers across the United States, Canada, Mexico and the Caribbean. For more information, please visit www.drpeppersnapple.com.

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